UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2026

BIMERGEN ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-43138	93-3419812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

895 Dove Street. Suite 300 Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

(855) 946-0154

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BESS	NYSE American LLC
Common Stock Purchase Warrants	BESSWS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Contribution Agreement

On May 21, 2026, Emergen Energy LLC (“Emergen”), a wholly-owned subsidiary of Bimergen Energy Corporation (the “Company”), entered into a Contribution Agreement (the “Contribution Agreement”) with FPU-BEC Development Topco, LLC (the “JV Company”), a Delaware limited liability company affiliated with Cerberus Capital Management, L.P. and its Frontier Power & Utilities (“FPU”) platform. Pursuant to the Contribution Agreement, Emergen contributed 100% of its equity interests in three battery energy storage system (“BESS”) project companies (the “Project Companies”), to the JV Company.

As consideration for the contribution of the Project Companies, the JV Company will (i) issue to Emergen 75 Class B Units in the JV Company, representing 7.5% of the total outstanding equity interests, and (ii) distribute to Emergen a reimbursement payment of $1,176,159.00 (the “Reimbursement Amount”) payable within 10 business days of the execution of the Contribution Agreement.

The closing of the Contribution Agreement occurred simultaneously with its execution on May 21, 2026 with respect to two of the Project Companies and with respect to the third Project Company, will occur immediately following its acquisition by Emergen, which must occur within 15 business days of the date of the Contribution Agreement. If Emergen fails to consummate the third acquisition, Emergen is required to make a capital contribution to the JV Company in an amount equal to the portion attributable to such project.

The Contribution Agreement contains customary representations and warranties of Emergen relating to, among other things, organization and qualification, authority and enforceability, no conflicts, legal proceedings, non-foreign status, and the absence of brokers. Emergen also made representations and warranties relating to the Project Companies, including organization, ownership, title to project properties, environmental matters, undisclosed liabilities, intellectual property, contracts, permits, compliance with laws, legal proceedings, ERISA, labor matters, affiliate contracts, and taxes.

Joint Development Agreement

Concurrently with the Contribution Agreement, on May 21, 2026, Emergen entered into a Joint Development Agreement (the “JDA”) with the JV Company. The JDA establishes the framework for collaboration between the parties to jointly develop the contributed BESS portfolio and to cooperate in the joint identification, development, and commercialization of additional utility-scale battery energy storage projects with durations of four hours or greater per project in the ERCOT market.

Pursuant to the terms of the JDA, Emergen will be entitled to receive development service payments and milestone-based payments associated with the contributed projects and future project advancement activities. The agreements provide for the potential payment to Emergen of up to approximately $5.69 million in aggregate development fees and milestone payments, including amounts payable for development work completed to date and additional payments tied to the achievement of specified project development milestones and other conditions. Certain payments are payable no later than July 15, 2026, subject to the terms and conditions of the JDA.

Contributed Equity Assignment Agreement

Also on May 21, 2026, Emergen and the JV Company entered into a Contributed Equity Assignment Agreement (the “Assignment Agreement”), pursuant to which Emergen assigned and transferred 100% of the equity interests in the Project Companies to the JV Company, and the JV Company accepted and assumed the Contributed Equity from Emergen.

Membership Interest Purchase Agreement

Additionally, on May 21, 2026, Emergen entered into a Membership Interest Purchase Agreement (the “MIPA”) pursuant to which Emergen acquired 100% of the membership interests in one of the contributed Project Companies for consideration of approximately $643,500, payable in installments tied to specified project development milestones.

The foregoing descriptions of the Contribution Agreement, Joint Development Agreement, Contributed Equity Assignment Agreement, Eos Consent Agreement, and Oak Hill MIPA do not purport to be complete and are qualified in their entirety by reference to the full text of each agreement, copies of which are filed as exhibits hereto as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5, respectively.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information under Item 1.01 of this Current Report on Form 8-K related to the Contribution Agreement, the JD Development Agreement, the Assignment Agreement and the MIPA is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Exhibits

Number	Description
10.1*†	Contribution Agreement, dated as of May 21, 2026, by and between FPU-BEC Development Topco, LLC and Emergen Energy LLC
10.2*†	Joint Development Agreement, dated as of May 21, 2026, by and between FPU-BEC Development Topco, LLC and Emergen Energy LLC
10.3*†	Contributed Equity Assignment Agreement, dated as of May 21, 2026, by and between FPU-BEC Development Topco, LLC and Emergen Energy LLC
10.4*†	Membership Interest Purchase Agreement, dated as of May 21, 2026, by and between Grun Energy, LLC and Emergen Energy LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

† Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K, and the Registrant agrees to furnish to the SEC a copy of any omitted schedule and/or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIMERGEN ENERGY CORPORATION

Date: May 28, 2026	By:	/s/ Robert J. Brilon
	Name:	Robert J. Brilon
	Title:	Co-Chief Executive Officer and Chief Financial Officer